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                                                                    Exhibit 10.8



                                 August 28, 2000

Mr. Thomas R. Pledger
16561 Jupiter Farms Road
Jupiter, Florida 33458

                       RETIREMENT AND CONSULTING AGREEMENT

Dear Mr. Pledger:

                  This letter reflects our mutual agreement (the "AGREEMENT") concerning your retirement from employment with Dycom Industries, Inc., which is defined to include any and all of its subsidiaries or affiliates (collectively, the "COMPANY") and your retention by the Company following such retirement from employment as a consultant in accordance with the terms and conditions set forth below. This offer will remain open for your consideration for up to twenty-one days. If the Company does not receive a copy of this Agreement executed by you by the close of business (Eastern Daylight Time) on September 18, this offer will lapse. If you do choose to accept this offer, you will have a seven-day period within which to withdraw such acceptance.

                  If you do not rescind the Agreement in accordance with Section 8(b) herein, the eighth day after the date of your acceptance will be the "EFFECTIVE DATE" of this Agreement.

                  1. RETIREMENT FROM EMPLOYMENT.

                  (a) Effective as of August 28, 2000 (the "RETIREMENT DATE"), you hereby resign (i) as Executive Chairman of the Company and (ii) from all other positions held by you as an officer or an employee of the Company. As of the Retirement Date, your employment under the employment agreement between you and Dycom Industries, Inc., dated December 14, 1998, (the "EMPLOYMENT AGREEMENT") shall terminate and the Employment Agreement shall become null and void and of no further force or effect. Notwithstanding the forgoing, you and the Company understand and agree that for a period of up to thirty days after the Retirement Date, you shall personally meet with certain employees, customers and clients of the Company (as directed by the Board of Directors of Dycom Industries, Inc. (the "BOARD"), to advise them of your departure from the Company.

                  (b) The text of the notice announcing the termination of your employment with the Company that will be circulated to other employees of the Company and the press and, if necessary, customers and clients is set forth as Exhibit A to this Agreement. The notice will be disseminated on the Retirement Date, contemporaneous with the Company's announcement of its earnings for the fourth quarter of fiscal year 2000.




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                  2. TERMINATION OF PRIOR AGREEMENTS AND UNDERSTANDINGS.

                  (a) Except as expressly provided herein, as of the Retirement Date, any written or oral agreements or understandings between you and the Company are terminated and are of no further force and effect. Further, this Agreement supersedes all prior agreements or understandings between you and the Company, including, without limitation, the Employment Agreement.

                  (b) As of the Retirement Date, you shall have no duties or responsibilities to the Company and the Company shall have no duties or responsibilities to you, except as expressly set forth in this Agreement.

                  3. COMPENSATION AND RETIREMENT PAYMENT.

                  (a) As soon as administratively practicable following the Retirement Date, the Company shall pay you (i) any unpaid salary accrued through the Retirement Date, (ii) any unreimbursed expenses, and (iii) a lump sum payment (the "RETIREMENT PAYMENT") in the amount of one million eight hundred fifty thousand dollars ($1,850,000).

                  (b) During the Consulting Period (as defined below), the Company will provide you and your spouse with medical and dental insurance benefits (the "WELFARE BENEFITS") substantially similar to the medical and dental insurance benefits provided to you and your spouse under the applicable plans of the Company as of the Retirement Date; PROVIDED, HOWEVER, that the Company will no longer be obligated to provide Welfare Benefits upon your death.

                  4. CONSULTING AGREEMENT.

                  (a) Commencing on the Retirement Date and continuing until March 9, 2004 (the "CONSULTING PERIOD"), unless terminated sooner pursuant to
Section 4 (b) below, the Company will retain your services, and you agree to be available to serve and to serve, as a consultant to the Company.

                  (b) As a consultant to the Company, you shall assist the Company on such matters related to the business of the Company as may be requested of you by the Board. The Company shall have the right, in addition to any other remedies the Company may have, to terminate the Consulting Period without any further obligation to you only if, (i) the Board determines that you have breached Section 7 (c) of this Agreement or (ii) you die.

                  (c) The consulting services contemplated by this Section 4 shall be performed by you at such reasonable times and in such reasonable locations as the Board may request. Your services as a consultant shall be performed in the capacity of an "independent contractor" and not as an employee of the Company and you shall be responsible for all withholding obligations in connection with the payments of the Consulting Fee (as defined below).

                  (d) Subject to Section 4(b) above, the Company shall pay you a weekly fee (the "CONSULTING FEE") of $6,250.00, in arrears, for each full week in the Consulting Period and a pro rata portion thereof for any partial week in the Consulting Period. In addition, the Company





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agrees to reimburse you for the reasonable expenses incurred by you in connection with your services as a consultant.

                  5. NO OTHER BENEFITS. Except as otherwise provided in this Agreement, you shall not be eligible to participate in any employee benefit plan or program of the Company, including without limitation any incentive, bonus or similar compensation plan or arrangement. Without limiting the generality of the preceding sentence, you acknowledge and agree that in consideration of the payment to you of the Retirement Payment, you shall not be entitled to any other severance or similar benefits under any plan, program, policy or arrangement, whether formal or informal, written or unwritten, of the Company, or to any other bonus or incentive payment for fiscal year 2000 or any other period.

                  6. RETURN OF PROPERTY. You represent and warrant that you shall deliver to the Company promptly upon execution of this Agreement all property made available to you in connection with your service to the Company, including, without limitation, credit cards, any and all records, manuals, reports, papers and documents (and all copies thereof) kept or made by you in connection with your employment as an officer or employee of the Company, all computer hardware or software, files, memoranda, correspondence, vendor and customer lists, financial data, keys and security access cards; PROVIDED, HOWEVER, that you will retain all personal effects located in your office at Dycom Industries, Inc. including, without limitation, furnishings, pictures and keepsakes and the Company will cause such personal effects to be delivered, at its own expense, to a location in Florida that you will provide to the Company as soon as practicable.

                  7. COVENANTS.

                  (a) CONFIDENTIAL INFORMATION. During the Consulting Period and ending on the fifth anniversary following the termination of the Consulting Period, you agree not to divulge or appropriate to your own use or to the use of others any trade secrets or confidential information or confidential knowledge pertaining in any respect to the business of the Company (collectively, the "PROPRIETARY INFORMATION"). The restrictions contained herein shall not apply to, and Proprietary Information shall not include, any information which (i) was already available to the public at the time of disclosure, or subsequently became available to the public, otherwise than by breach of this Agreement or the Employment Agreement, or (ii) is or becomes available to you following the termination of your service to with the Company on a non-confidential basis from a third-party source; PROVIDED that such third-party source is not bound by a confidentiality agreement or any other obligation of confidentiality to the Company.

                  (b) CONFIDENTIALITY OF THIS AGREEMENT. You agree to keep the terms of this Agreement and all communications with the Company and their counsel regarding the terms of the Agreement and any and all events, allegations, actions and circumstances related to your termination of employment with the Company in strictest confidence unless required to do otherwise by legal process or pursuant to a discovery request in any civil or criminal proceeding. Nothing in this subparagraph (b) shall prohibit you from disclosing the terms of this Agreement to your spouse, attorneys, tax advisors, and/or accountants as necessary for them to render advice and/or prepare your tax return. In the event you believe you are, or have reason to believe you





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will be, required by any applicable law, discovery request and/or legal process to disclose the terms of this Agreement, you shall provide the Company's General Counsel with written notice as soon as practicable and, if possible, given the date of your receipt of such discovery request and/or legal process, such notice shall be provided no less than 5 business days prior to any such disclosure.

                  (c) COVENANT NOT TO COMPETE. During the Consulting Period, you agree not to directly or indirectly engage in any business, whether as proprietor, partner, joint venturer, employer, agent, employee, consultant, officer or beneficial or record owner of more than one percent of the stock of any corporation or association of any nature which is competitive with the business conducted by the Company in the current geographical service area of the Company or in any other geographical service area of the Company during the Consulting Period, except that nothing herein shall prevent you from owning any part of or participating in the operation of Pledger, Inc. In addition, within such geographical service areas, you agree not to solicit or do business competitive with the business conducted by the Company, with any customers, partners or associates of the Company.

                  (d) NO DISPARAGING COMMENTS. You also agree to refrain from making now or at any time in the future any disparaging comment concerning the Company or any current or former directors, officers or employees of the Company, and the Company agrees to refrain from making now or at any time in the future any disparaging comment concerning you.

                  (e) REMEDIES. You and the Company acknowledge that a breach of any of the covenants contained in this Section 7 may result in material irreparable injury to the other party for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, you or the Company, as the case may be, shall be entitled, in addition to any other rights or remedies you or it may have, to obtain a temporary restraining order and/or a preliminary or permanent injunction enjoining or restraining the other party from engaging in activities prohibited by this Section 7 or requiring your or its compliance with the affirmative obligations provided for in this Section.

                  8. EMPLOYEE SATISFACTION; RELEASE.

                  (a) WAIVER. You agree that the payments and other benefits to be provided pursuant to this Agreement shall be in satisfaction of any and all claims for payment or any other benefits that you may have against the Company arising out of (i) your employment with the Company or your status as an officer or director of the Company, or (ii) the termination of such employment and status; excluding claims that arise out of an asserted breach of this Agreement and claims for indemnification you may now or in the future have under any bylaw, agreement or otherwise ("EXCLUDED Claims"). In recognition of the consideration cited above, you hereby forever release and discharge the Company and its present former and future directors, officers, employees, subsidiaries, affiliates, agents, attorneys, heirs and assigns (the "RELEASED PARTIES") from any and all claims, actions and causes of action that you have or may have or in the future possess or may possess with respect to the Released Parties, including, but not limited to, any claims arising under Title VII of the Civil Rights Act of 1964, the Rehabilitation Act of 1973, the Americans with Disabilities Act of 1990, the Civil Rights Act of 1866, the Civil Rights Act of





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1991, the Employee Retirement Income Security Act of 1974, the Older Workers
Benefit Protection Act, the Family Medical Leave Act of 1993, or any other federal, state or local law, and in each case the applicable rules and regulations promulgated thereunder, whether such claim arises under statute or common law and whether or not you are presently aware of the existence of such claim, damage, action or cause of action, suit or demand, arising out of (y) your employment with the Company or your status as an officer or director of the Company, or the termination of such employment and status (including, without limitation, all claims related to the payment of compensation and benefits and all claims arising under any Federal or state statute or regulation), except for any Excluded Claims, or (z) any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date hereof. By signing this Agreement, you represent that you have read carefully and fully understand the terms of this Agreement and have been given the opportunity to consult with the attorney(s) of your choice prior to signing this Agreement and to have those attorney(s) explain the provisions of this Agreement to you, that you have in fact consulted an attorney and he has negotiated this Agreement on your behalf, and that you have knowingly and voluntarily accepted the terms of the offer as described herein.

                  (b) ADEA WAIVER AND PROCEDURES. In addition to the general and specific release and waiver of claims contained above and in recognition of the consideration recited above, you specifically waive any rights or claims you may have under the Age Discrimination in Employment Act of 1967 ("ADEA"), against any of the Released Parties. As contemplated under ADEA, you shall have up to 21 days from receipt of this Agreement to accept its terms, although you may accept the Agreement at any time within those 21 days. The Company hereby advises you to consult with, and you hereby acknowledge that you have consulted with, your own personal legal counsel concerning any questions about the Agreement and he has negotiated this Agreement on your behalf. This Agreement will not become effective or enforceable until seven days following the date you sign and return it to the Company. During that seven-day period, you may rescind the Agreement by notifying the Company in writing that you no longer wish to enter into the Agreement, in which event the Company shall not be required to provide you with any payment or benefit hereunder.

                  (c) COMPANY RELEASE. The Company (including its affiliates) hereby forever releases and discharges you, your heirs, successor and assigns, from any and all claims, actions and causes of action that it has or may have or in the future possess or may possess, whether such claim arises under statute or common law and whether or not the Company is presently aware of such claim, damage, action or cause of action, suit or demand, arising out of (x) your employment with the Company or your status as an officer or director of the Company, or the termination of such employment and status, except for claims relating to a breach of this Agreement by you, or (y) any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date hereof.

                  9. COOPERATION OBLIGATION. You shall make all reasonable and diligent efforts to cooperate with the Company in connection with all pending, threatened or future claims, actions, arbitrations, litigations, investigations, or inquiries by any state, federal, foreign or private entity, directly or indirectly arising from or relating to any transaction, event or activity you were involved in, participated in, or had knowledge of, while at the Company which





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have been or in the future may be asserted against any of the Released Parties.
Such cooperation shall include all reasonable assistance that the Company determines is necessary, including, but not limited to, meeting or consulting with the Company and its counsel and their designees, reviewing documents, analyzing facts and appearing or testifying as a witness or interviewee or otherwise. You agree that you will provide such assistance and cooperation in the manner and at the locations as shall be reasonably requested by the Company. The Company agrees to reimburse you in full for reasonable expenses incurred by you in providing assistance and cooperation under this Section 9.

                  10. GOVERNING LAW. This Agreement will be governed by, and construed in accordance with, the laws of the State of Florida.

                  11. SUCCESSORS. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of its business and/or assets to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

                  12. SEVERABILITY. Each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

                  13. TAX WITHHOLDING. All amounts payable to you pursuant to this Agreement shall be subject to all legal requirements with respect to the withholding of taxes, including FICA and FUTA, if applicable.

                  14. HEADINGS. Section headings are used for convenience of reference only and shall not affect the meaning of any provision of this Agreement.

                  15. DRAFTING. No party or their counsel shall be deemed to have drafted this Agreement, it being the intent of the parties that all parties be deemed to have participated equally in its preparation.

                  16. EXECUTION. This Agreement may be signed in counterpart which when taken together shall be deemed one and the same document.

                  17. COMPLETE UNDERSTANDING. This Agreement represents the entire and complete agreement between you and the Company. Except as otherwise provided herein, all prior discussions, agreements, and/or understandings between you and the Company, whether written or otherwise, not contained in this Agreement are revoked by this Agreement.






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                  Your signature on the line below constitutes your agreement with each provision contained herein.

                                DYCOM INDUSTRIES, INC.



                                By: /s/ Steven E. Nielsen
                                   ---------------------------------------------
                                   Name:  Steven E. Nielsen
                                   Title: President and Chief Executive Officer



                                By: /s/ Louis W. Adams, Jr.
                                   ---------------------------------------------
                                   Name:  Louis W. Adams, Jr.
                                   Title: Director




                                By: /s/ Thomas G. Baxter
                                   ---------------------------------------------
                                   Name:  Thomas G. Baxter
                                   Title: Director




                                By: /s/ Walter L. Revell
                                   ---------------------------------------------
                                   Name:  Walter L. Revell
                                   Title: Director




                                By: /s/ Joseph M. Schell
                                   ---------------------------------------------
                                   Name:  Joseph M. Schell
                                   Title: Director




                                By: /s/ Ronald P. Younkin
                                   ---------------------------------------------
                                   Name:  Ronald P. Younkin
                                   Title: Director

ACCEPTED AND AGREED:

/s/ Thomas R. Pledger
------------------------
Thomas R. Pledger

Dated:  August 28, 2000






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                                    EXHIBIT A

Thomas Pledger, Executive Chairman of Dycom Industries, Inc., has announced his retirement as an employee of the company effective as of August 28, 2000. Mr. Pledger will, however, remain as chairman of the board of directors of Dycom.